Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Infinity Pharmaceuticals, Inc. Jaren Irene Madden, 617-453-1336 Jaren.Madden@infi.com http://www.infi.com

INFINITY PROVIDES 2011 GOALS AND GUIDANCE

— Cash Runway Into 2014 Enables Continued Advancement of Innovative Product

Candidates with Significant Commercial Potential —

Cambridge, Mass. – January 7, 2011 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today provided guidance on its anticipated pipeline and business goals for 2011. Infinity begins the year with a broad pipeline of four drug candidates in clinical development, and a fifth expected to enter the clinic during the year. The company also enters 2011 with approximately $345 million in committed capital. This financial foundation provides Infinity with cash runway into 2014 based on its current operating plan, and enables the company to advance its pipeline of innovative product candidates to key value inflection points without the need for additional financing.

“2010 was an important year for Infinity. We made significant progress advancing our diverse portfolio of product candidates, added considerable talent to our management team to enhance our late-stage clinical, medical affairs and commercial functions, and ended 2010 with substantial financial resources,” stated Adelene Q. Perkins, president and chief executive officer of Infinity. “The strength of our pipeline, team and finances positions us beautifully to realize our goal of bringing important new medicines to patients, thereby creating significant value for shareholders.”

2011 Program Goals

Infinity anticipates achieving the following development milestones in 2011:

IPI-926: An oral molecule that targets the Hedgehog pathway by inhibiting Smoothened

•	Begin the Phase 2 portion of the study of IPI-926 in combination with Gemzar® (gemcitabine) in patients with pancreatic cancer

•	Present data from the Phase 1b portion of the pancreatic cancer study

•	Begin additional Phase 2 studies

•	Initiate a broad investigator sponsored trial program

IPI-504 (I.V.) and IPI-493 (oral): Proprietary Hsp90 chaperone inhibitors

•	Present Phase 1 data of IPI-504 in combination with Taxotere® (docetaxel) in patients with solid tumors, including an expansion cohort in patients with non-small cell lung cancer

•	Announce path forward for Hsp90 program

IPI-145: An oral delta/gamma-specific inhibitor of phosphoinositide-3-kinase

•	Begin a Phase 1 study

IPI-940: An oral inhibitor of fatty acid amide hydrolase (FAAH)

•	Complete transition activities to facilitate Phase 2 studies in pain by Purdue Pharmaceutical Products L.P.

Discovery

•	Expand pipeline by naming a new development candidate

2011 Financial Guidance

Infinity enters 2011 with approximately $345 million in committed capital, which includes slightly over $100 million in cash and investments (unaudited), $195 million in committed research and development funding from Mundipharma International Corporation Ltd., and access to a $50 million line of credit from Purdue Pharma L.P.

Exclusive of any business development activities, Infinity anticipates a cash burn of $30 million to $40 million during 2011 and estimates a year-end cash and investments balance ranging from $60 million to $70 million. The anticipated year-end cash and investments balance does not include any amounts that Infinity may draw under the $50 million line of credit.

Infinity’s financial foundation provides the company with cash runway into 2014 based on its current operating plan, enabling the company to advance its pipeline of innovative product candidates to key value inflection points without the need for additional financing.

Infinity to Present at J.P. Morgan 29th Annual Healthcare Conference

Infinity will present at the J.P. Morgan 29th Annual Healthcare Conference in San Francisco on Thursday, January 13, 2011 at 1:30 p.m. PST (4:30 p.m. EST). A live webcast of Infinity’s presentation will be accessible on the “investors/media” section of the company’s website, www.infi.com. The presentation will be archived for 30 days following the event.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the Hsp90 chaperone system, fatty acid amide hydrolase, and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include the presentation of data from Infinity’s Phase 1b trials of IPI-926 in combination with Gemzar® and IPI-504 in combination with Taxotere®, the commencement of Phase 2 development of IPI-926 in pancreatic cancer and other indications as well as an investigator sponsored trial program, the articulation of future plans for the company’s Hsp90 program, the commencement of Phase 1 development of IPI-940, the completion of transition activities to facilitate Phase 2 development of IPI-940 by Purdue, the naming of a new drug development candidate, estimates of 2011 financial performance, and the expectation that Infinity will have capital to support its current operating plan into 2014. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that any of Infinity’s product candidates will successfully complete necessary preclinical and clinical development phases, or that the company’s strategic alliance with Purdue and Mundipharma will continue as planned. Further, there can be no guarantee that positive developments in Infinity’s product development portfolio will result in stock price appreciation. In particular, management’s expectations could be affected by risks and uncertainties relating to: results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities and investigational review boards at clinical trial sites; Infinity’s ability to enroll patients in its clinical trials; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2010. Further, any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® and Taxotere® are registered trademarks of Eli Lilly and Company and sanofi-aventis, respectively.

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